Akorn, Inc.

                              Exhibit 11.1

                  COMPUTATION OF NET INCOME PER SHARE
                 (In Thousands, Except Per Share Data)




                                           Three Months Ended September 30,
                                                 1996       1995
                                             ____________ ___________
Earnings:
  Income applicable to common stock             $   35      $  499
                                              =========== ===========
Shares:
  Weighted average number of
    shares outstanding                          16,576      16,310
  Additional shares assuming conversion
    of options and warrants                        291         350
                                               __________ ___________
  Pro forma shares                              16,867      16,660
                                               ========== ===========
Net income per share                            $    -      $  .03
                                               ========== ===========